Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-114802 on Form S-3 to Form S-11 of our report on the consolidated financial statements and financial statement schedule of Fieldstone Investment Corporation and subsidiaries dated April 14, 2006, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 1(w)), appearing in the Annual Report on Form 10-K of Fieldstone Investment Corporation for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

McLean, VA
May 15, 2006